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                                                                    Exhibit 99.2


                         PRESS RELEASE RE: TENDER OFFER


FOR IMMEDIATE RELEASE                      CONTACT: Mike Erikson
October 9, 2001                                     Liberty Media Corporation
                                                    (720) 875-5400

      ENGLEWOOD, Colorado - Liberty Media Corporation ("Liberty") today announced that its wholly-owned subsidiary, Liberty UPC Bonds, Inc. ("Offeror"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 9, 2001, and the accompanying letter of transmittal (collectively, the "Offer"), the following principal amounts (principal amounts calculated based on accreted values in the case of discount notes) of the following notes issued by UNITED PAN-EUROPE COMMUNICATIONS N.V.:

            Up to $60.0 million 10-7/8% Senior Notes due 2007
            Up to E30.0 million 10-7/8% Senior Notes due 2007
            Up to $240.0 million 10-7/8% Senior Notes due 2009
            Up to E90.0 million 10-7/8% Senior Notes due 2009
            Up to $220.5 million 12-1/2% Senior Discount Notes due 2009 Up to $75.6 million 11-1/4% Senior Notes due 2009
            Up to E30.3 million 11-1/4% Senior Notes due 2009
            Up to $143.4 million 13-3/8% Senior Discount Notes due 2009 Up to E57.3 million 13-3/8% Senior Discount Notes due 2009 Up to $180.0 million 11-1/4% Senior Notes due 2010
            Up to E60.0 million 11-1/4% Senior Notes due 2010
            Up to $90.0 million 11-1/2% Senior Notes due 2010
            Up to $300.0 million 13-3/4% Senior Discount Notes due 2010

      The purchase price for each series of notes will be determined by the "Modified Dutch Auction" procedure, whereby the Offeror will select the single lowest price specified by tendering holders within a price range set forth in the Offer to Purchase that will enable the Offeror to purchase the principal set forth above of that series. The Offer is conditioned on the Offeror receiving valid, unwithdrawn tenders of notes representing at least 30% of all series of notes subject to the Offer and on the other conditions contained in the Offer to Purchase. The Offer is scheduled to expire at 11:59 p.m., New York City time, on November 6, 2001, unless extended.

      Salomon Smith Barney, Inc. is acting as the Dealer Manager for the Offer. The Depositary and Information Agent for the Offer is Mellon Investor Services LLC.

      Additional information concerning the terms of the Offer may be obtained from Salomon Smith Barney, Inc. at 800-558-3745 (Attention: Liability Management Group). Copies of the Offer to Purchase and the related letter of transmittal may be obtained from the Information Agent at (888) 788-1979 (toll free).
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      This press release does not constitute an offer to purchase the notes. The
Offer is being made only pursuant to the Offer to Purchase, which is available from the Information Agent.

      Liberty owns interests in a broad range of video programming, communications and Internet businesses in the United States, Europe, South America and Asia.


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